Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JULY 2023

Dallas, Texas, July 7, 2023 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.320470 per unit, payable on July 31, 2023, to unit holders of record on July 17, 2023. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for April 2023 and the gas production for March 2023. Preliminary production volumes are approximately 44,123 barrels of oil and 992,651 Mcf of gas. Preliminary prices are approximately $76.22 per barrel of oil and $2.20 per Mcf of gas.

This month’s distribution is lower than the previous month’s primarily due to decreased oil production and increased gas production, relative to the timing of certain receipts through the end of the month, offset by higher oil prices and lower gas pricing.

The production from all the new horizontal gas wells in Panola County, Texas, has contributed approximately $409,000 reflecting March production including the recent new wells. All volumes and pricing are included in the tables below.

Additionally, for the other three horizontal wells, also in Panola County, there were two months of receipts totaling $180,500 posted for this month’s distribution.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	44,123	992,651	$76.22	$2.20
Prior Month	56,892	776,402	$56.99	$2.89

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of June, approximately $1,330,000 of revenue received will be posted in the following month of July in addition to normal receipts during July. Since the close of business in June and prior to this press release, $566,000 in revenue has been received.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

*        *        *

Contact: Ron	Hooper - SVP, Royalty Trust Services

Argent Trust Company

Toll Free (855) 588-7839